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FOR IMMEDIATE RELEASE

PIZZA INN HOLDINGS, INC. NAMES JERRY TROJAN AS CHIEF FINANCIAL OFFICER

THE COLONY, Texas (Jan. 4, 2012) – Pizza Inn Holdings, Inc. (Nasdaq: PZZI) has named Jerome L. Trojan, III as Chief Financial Officer. Trojan joins the company at a time of considerable growth, bringing strong financial experience in leadership roles for private and publicly-traded companies in the small cap space and in franchising.

“Jerry is a great addition to our executive team as we embark on an exciting year,” said Charlie Morrison, CEO and President for Pizza Inn Holdings.  “Our brands continue to make progress that positions us for further opportunity, reflected in our financial performance and in the addition of stores for Pizza Inn and Pie Five Pizza Co.”

Trojan previously served as Chief Financial Officer for CLST Holdings, a publicly-traded company based in Dallas. Prior to that, he was the Vice President of Finance and CFO for Palm Beach Tan, which operates and franchises more than 250 locations across the U.S.  He has also held CFO positions with Moll Industries, Inc. and VLPS Lighting Services International, Inc., both located in Dallas.

“This is an amazing time to be part of Pizza Inn Holdings,” Trojan said of his new role. “I am honored to join this company and this team that have brought the best of a historic brand and an exciting new fast-casual concept together for an impressive future.”

Trojan holds a bachelor’s degree in accounting from the University of Texas at Austin and master’s degree in business administration from Southern Methodist University. He is a Certified Public Accountant in the State of Texas.

About Pizza Inn Holdings, Inc.:

Headquartered in the Dallas suburb of The Colony, TX, Pizza Inn Holdings, Inc., is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks “Pizza Inn” and “Pie Five Pizza Co.”   Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches, and desserts. Pie Five Pizza Co. is a new fast-casual concept offering individual pizzas made to order and cooked in less than five minutes. Founded in 1958, publicly traded Pizza Inn Holdings, Inc. (Nasdaq:PZZI) franchises approximately 300 restaurants and directly owns and operates eight restaurants. For more information, please visit www.pizzainn.com.

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